SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2020

BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BWA	New York Stock Exchange
1.80% Senior Notes due 2022	BWA22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2020 (the “Settlement Date”), BorgWarner Inc. (the “Company”) completed its previously announced (i) offer to exchange (the “Exchange Offer”) any and all (to the extent held by eligible holders) of the approximately $800 million aggregate principal amount of the outstanding 5.000% Senior Notes due 2025 (the “DT Notes”) of Delphi Technologies PLC (“Delphi Technologies”) for a series of newly-issued notes of the Company (the “BorgWarner Notes”) and (ii) related consent solicitation (the “Consent Solicitation”) made by the Company on behalf of Delphi Technologies to adopt certain proposed amendments (the “Amendments”) to the DT Notes and the indenture governing the DT Notes (the “DT Indenture”) that would eliminate substantially all of the restrictive covenants and events of default (other than payment-related events of default and an event of default regarding a guarantor’s consolidation, merger or transfer or lease of all or substantially all of its assets) and the covenant relating to a change of control triggering event in respect of Delphi Technologies.

The Exchange Offer and Consent Solicitation expired at 5:00 p.m., New York City time, on October 1, 2020 (the “Expiration Date”). As of the Expiration Date, $776.3 million in aggregate principal amount of outstanding DT Notes, representing 97.04% of the $800 million total outstanding principal amount of the DT Notes, had been validly tendered and not validly withdrawn. All DT Notes exchanged were cancelled. Following such cancellation, $23.7 million in aggregate principal amount of the DT Notes will remain outstanding.

Prior to the settlement of the Exchange Offer and Consent Solicitation and upon receipt of the requisite consents to adopt the Amendments with respect to the DT Notes, Delphi Technologies entered into a supplemental indenture to the DT Indenture implementing the Amendments. The supplemental indenture became effective upon its execution and delivery, and the Amendments became operative upon the Settlement Date.

The BorgWarner Notes are governed by the Indenture, dated as of September 23, 1999, between BorgWarner Automotive, Inc. and The Bank of New York Mellon Trust Company, N.A. (successor in interest to The Chase Manhattan Trust Company, National Association), as trustee, filed with the Securities and Exchange Commission as Exhibit 4.6 to the Company’s Registration Statement on Form S-3, File No. 333-172198, on February 11, 2011 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated as of October 5, 2020, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Seventh Supplemental Indenture”).

The BorgWarner Notes are general unsecured unsubordinated obligations of the Company, rank equally in right of payment with all of the Company’s other existing and future unsecured unsubordinated obligations and have the same interest payment and maturity dates and interest rate and redemption provisions as the DT Notes. The BorgWarner Notes will mature on October 1, 2025.

The foregoing summary of the BorgWarner Notes does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the Base Indenture attached as Exhibit 4.1 hereto and (ii) the Seventh Supplemental Indenture attached as Exhibit 4.2 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On October 5, 2020, the Company issued a press release announcing the final results of the Exchange Offer and Consent Solicitation. A copy of the press release issued by the Company is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

4.1	Indenture, dated as of September 23, 1999, between Borg-Warner Automotive, Inc. and The Bank of New York Mellon Trust Company, N.A. (successor in interest to Chase Manhattan Trust Company, National Association), as trustee (incorporated by reference to Exhibit No. 4.6 to the Company's Registration Statement 333-172198 filed on February 11, 2011).

4.2	Seventh Supplemental Indenture, dated as of October 5, 2020, between BorgWarner Inc. and Deutsche Bank Trust Company Americas, as trustee (including the forms of Global Notes attached as Exhibit A and Exhibit B to the Seventh Supplemental Indenture).

99.1	Press Release dated October 5, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: October 5, 2020	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Chief Administrative Officer and
Secretary